 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333- 217578
PROCACCIANTI HOTEL REIT, INC.
SUPPLEMENT NO. 3 DATED MAY 28, 2019
TO THE PROSPECTUS DATED APRIL 30, 2019
This Supplement No. 3 supplements, and should be read in conjunction with, our prospectus dated April 30, 2019, and Supplement No. 2 to our prospectus dated May 15, 2019. Terms used and not otherwise defined in this Supplement No. 3 shall have the same meanings as set forth in our prospectus.
The purpose of this Supplement No. 3 is to describe the following:
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the status of our initial public offering (the “Offering”);

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our board of directors’ determination of an updated estimated per share net asset value (“NAV”) of each of the Company’s K-I Shares, K Shares, K-T Shares, A Shares and B Shares;

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updates to our the section of our prospectus captioned “Risk Factors”;

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an update to the section of our prospectus captioned “Prospectus Summary — Terms of the Offering”; and

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a revised form of subscription agreement.

Status of this Offering
Our registration statement on Form S-11 for our initial public offering, or the Offering, of $550,000,000 of shares of Class K common stock, or K Shares, Class K-I common stock, or K-I Shares, and Class K-T common stock, or K-T Shares, consisting of up to $500,000,000 of K Shares, K-I Shares and K-T Shares in our primary offering and up to $50,000,000 of K Shares, K-I Shares and K-T Shares pursuant to our distribution reinvestment plan, was declared effective by the U.S. Securities and Exchange Commission, or SEC, on August 14, 2018. As of May 22, 2019, we had accepted investors’ subscriptions for and issued approximately 607,192 K Shares, 170,044 K-I Shares, and 4,050 K-T Shares in the primary portion of this Offering, resulting in receipt of gross proceeds of approximately $6,049,971, $1,583,650, and $40,500, respectively, for total gross proceeds in the primary portion of this Offering of approximately $7,674,121. As of May 22, 2019, we had issued approximately 336 K Shares and 427 K-I Shares pursuant to our DRIP, resulting in gross proceeds pursuant to our DRIP of approximately $3,190 and $4,060, respectively.
As previously disclosed, we terminated our private offering of up to $150,000,000 in K Shares and Units (a “Unit” consists of four K Shares and one A Share) prior to the SEC effective date of our Registration Statement on August 14, 2018. At the termination of our private offering, we had received aggregate gross offering proceeds of approximately $15,582,755 from the sale of approximately 1,253,617 K Shares and 318,409 shares of Class A common stock, or A Shares, which includes 295,409 A Shares purchased by TPG Hotel REIT Investor, LLC, an affiliate of our advisor, to fund organizational and offering expenses associated with the K Shares and Units sold in our private offering. Further, TPG Hotel REIT Investor, LLC purchased an additional $1,500,000 in A Shares on October 26, 2018 pursuant to a private placement pursuant to Section 4(a)(2) of the Securities Act.
Therefore, as of May 22, 2019, we had received total gross proceeds of approximately $24,764,126 from the sale of K Shares, K-I Shares, K-T Shares and A Shares in all offerings.
Determination of the Updated Estimated Per Share NAVs
The following information supplements, and should be read in conjunction with, all discussions contained in our prospectus regarding our calculation of an estimated per share NAV:
On May 23, 2019, our board of directors (the “Board”), at the recommendation of the Audit Committee of the Board (the “Committee”), comprised solely of independent directors, unanimously approved and established the estimated per share NAV of  $10.00 (the “K Share Estimated Per Share NAV”) of each of the shares of the Company’s K-I Shares, K Shares and K-T Shares, of  $3.97 (the “A Share Estimated Per Share NAV”) of the Company’s A Shares and of  $0.00 (the “B Share Estimated Per Share

NAV”, collectively with the K Share Estimated Per Share NAV and A Share Estimated Per Share NAV, the “Estimated Per Share NAVs”) of the Company’s shares of Class B capital stock, or B Shares. The Estimated Per Share NAVs are each based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the approximate number of shares of a particular class outstanding on a fully diluted basis, calculated as of March 31, 2019 (the “Valuation Date”). We are providing these Estimated Per Share NAVs to assist broker-dealers in connection with their obligations under National Association of Securities Dealers Conduct Rule 2340, as required by the Financial Industry Regulatory Authority (“FINRA”), with respect to customer account statements. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Institute for Portfolio Alternatives (the “IPA”) in April 2013 (the “IPA Valuation Guidelines”), in addition to guidance from the U.S. Securities and Exchange Commission (the “SEC”). We believe that there were no material changes between the Valuation Date and the date of this filing that would impact the Estimated Per Share NAVs.
The Committee, pursuant to authority delegated by the Board, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine our Estimated Per Share NAVs, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals.
The Estimated Per Share NAVs were determined after consultation with our advisor, Procaccianti Hotel Advisors, LLC (“PHA,” or, alternatively, the “Advisor”), and Robert A. Stanger & Co, Inc. (“Stanger”), an independent third-party valuation firm. The engagement of Stanger was approved by the Committee. Stanger prepared appraisal reports (collectively, the “Appraisal Reports”) that summarized key information and assumptions and provided an appraised value for each of the three properties (collectively, the “Appraised Properties”) in our portfolio as of March 31, 2019. Stanger also prepared a NAV report (the “NAV Report”) that estimates the NAV per share of each of our K-I Shares, K Shares, K-T Shares, A Shares, and B Shares. The NAV Report relied upon: (i) the Appraisal Reports for the Appraised Properties; (ii) Stanger’s estimate of our secured notes payable; (iii) Stanger’s estimate of the six percent per annum dividend rate on a stated value of  $10.00 per share due to holders of K Shares, K-I Shares and K-T Shares (the “K Share Hurdle”) as of March 31, 2019; and (iv) the Advisor’s estimate of the value of our other assets and liabilities, to calculate each of the Estimated Per Share NAVs of our common and capital stock, and such other reviews as deemed necessary by Stanger. The process for estimating the value of our assets and liabilities was performed in accordance with the provisions of the IPA Valuation Guidelines.
Upon the Committee’s receipt and review of the Appraisal Reports and the NAV Report (collectively, the “Reports”), the Committee recommended to the Board: (i) $10.00 as the estimated per share NAV per K-I Share; (ii) $10.00 as the estimated per share NAV per K Share; (iii) $10.00 the estimated per share NAV per K-T Share; (iv) $3.97 as the estimated per share NAV per A Share; and (v) $0.00 as the estimated per share NAV per B Share, as of March 31, 2019. Upon the Board’s receipt and review of the Appraisal Reports and recommendation of the Committee, the Board approved the foregoing values as our Estimated Per Share NAVs.
The table below sets forth the calculation of our Estimated Per Share NAVs as of March 31, 2019, as well as the comparable calculation as of February 28, 2018. Certain amounts are reflected net of noncontrolling interests, as applicable. The “components of NAV” for each of March 31, 2019 and February 28, 2018 in the tables below differ due to the fact that we did not own any hotel properties as of February 28, 2018.

The Board determined that no updates to the offering prices of the K Shares, K-I Shares and K-T Shares in our public offering were required.
Components of NAV	As of March 31, 2019
Real Estate	$71,130,000
Mortgage Notes Payable	(39,341,559)
Other Assets	6,155,891
Other Liabilities(1)	(8,512,002)
Noncontrolling Interest	(10,265,241)
NAV	$19,167,090

(1)
Includes deferred asset management fees, acquisition fees and accrued interest.

	K-I Shares(1)	K Shares(1)	K-T Shares(1)	A Shares	B Shares
NAV	$665,173	$16,637,838	$5,100	$1,858,978	$0
Shares Outstanding	66,517	1,663,571	510	468,410	125,000
NAV Per Share	$10.00	$10.00	$10.00	$3.97	$0.00

(1)
In general, because the proceeds from the sale of A Shares are used to pay organization and offering expenses of K Shares, K-I Shares and K-T Shares, the value of each of the K Shares, K-I Shares and K-T Shares is higher than if such shares paid their associated organization and offering expenses.

Components of NAV	As of February 28, 2018
Cash	$7,176,528
Due From Related Parties(1)	300,200
Accrued Expenses	(144,505)
Loan Payable to PHA for Prior Distributions Funded	(94,194)
I Shares Accumulated, Accrued and Unpaid Distributions	—
K Shares Accumulated, Accrued and Unpaid Distributions	(61,479)
T Shares Accumulated, Accrued and Unpaid Distributions	—
A Shares Accumulated, Accrued and Unpaid Distributions(2)	(68,486)
NAV	$7,108,064

(1)
$300,000 represents an accounts receivable from TPG Hotel REIT Investor, LLC for its capital commitment of A Shares. TPG Hotel REIT Investor, LLC made the $300,000 capital contribution on March 30, 2018. In addition, $100 in each of K-I and K-T shares were accrued as an accounts receivable, which will be contributed by TPG Hotel REIT Investor, LLC once the offering commences.

(2)
Represents amounts available for distribution after payment of the accumulated, accrued and unpaid distributions to holders of K Shares, K-I Shares and K-T Shares. Accumulated, accrued and unpaid distributions on A Shares totaled $126,004 as of the Valuation Date.

Note:
Estimated NAV Per Share:	K-I Shares(1)	K Shares(1)	K-T Shares(1)	A Shares	B Shares
NAV	$100	$7,107,864	$100	$0	$0
Shares Outstanding	10	710,786	10	300,410	125,000
NAV Per Share	$10.00	$10.00	$10.00	$0.00	$0.00

(1)
In general, because the proceeds from the sale of A Shares are used to pay organization and offering expenses of K Shares, K-I Shares and K-T Shares, the value of each of the K Shares, K-I Shares and K-T Shares is higher than if such shares paid their associated organization and offering expenses.

Methodology and Key Assumptions
In determining the Estimated Per Share NAVs, the Board considered the recommendation of the Committee, the Reports provided by Stanger and information provided by the Advisor. Our goal in calculating the Estimated Per Share NAVs is to arrive at a value that is reasonable and supportable using what the Committee and the Board each deems to be appropriate valuation methodologies and assumptions.
FINRA’s current rules provide no guidance on the methodology an issuer must use to determine its estimated per share NAV. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated per share NAV, and these differences could be significant. The Estimated Per Share NAVs are not audited and do not represent the fair value of our assets less our liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor do they represent a liquidation value of our assets and liabilities or the amount that shares of our common stock would trade at on a national securities exchange. The estimated asset values may not, however, represent current market value or book value. The estimated value of the Appraised Properties do not necessarily represent the value we would receive or accept if the assets were marketed for sale. The Estimated Per Share NAVs do not reflect a discount for the fact that we are externally managed, nor do they reflect a real estate portfolio premium/discount compared to the sum of the individual property values. The Estimated Per Share NAVs also do not take into account estimated disposition costs and fees for real estate properties that are not held for sale.
Independent Valuation Firm
Stanger was selected by the Committee to appraise and provide a value on the three Appraised Properties. Stanger is engaged in the business of appraising commercial real estate properties and is not affiliated with us or the Advisor. The compensation we paid to Stanger related to the valuation is based on the scope of work and not on the appraised values of our real estate properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. The Appraisal Reports were reviewed, approved, and signed by an individual with the professional designation of MAI licensed in the state where each real property is located. The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its Reports, Stanger did not, and was not requested to, solicit third-party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of our company.
Stanger collected reasonably available material information that it deemed relevant in appraising our real estate properties. Stanger relied in part on property-level information provided by the Advisor, including historical and projected operating revenues and expenses and information regarding recent or planned capital expenditures.
In conducting their investigation and analyses, Stanger took into account customary and accepted financial and commercial procedures and considerations as they deemed relevant. Although Stanger reviewed information supplied or otherwise made available by us or the Advisor for reasonableness, they assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and did not independently verify any such information. Stanger has assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Stanger were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management, the Board, and/or the Advisor. Stanger relied on us to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.
In performing its analyses, Stanger made numerous other assumptions as of various points in time with respect to industry performance, general business, economic, and regulatory conditions, and other matters, many of which are beyond their control and our control. Stanger also made assumptions with respect to certain factual matters. For example, unless specifically informed to the contrary, Stanger assumed that we have clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no significant deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density, or shape are pending or being considered. Furthermore, Stanger’s analyses, opinions, and conclusions were necessarily based upon market, economic, financial, and other circumstances and conditions existing as of or prior to the date of the Appraisal Reports, and any material change in such circumstances and conditions may affect Stanger’s analyses and conclusions. The Appraisal Reports contain other assumptions, qualifications, and limitations that qualify the analyses, opinions, and conclusions set forth therein. Furthermore, the prices at which our real estate properties may actually be sold could differ from Stanger’s analyses.
Stanger is actively engaged in the business of appraising commercial real estate properties similar to those owned by us in connection with public securities offerings, private placements, business combinations, and similar transactions. We do not believe that there are any material conflicts of interest between Stanger, on the one hand, and us, the Advisor, and their affiliates, on the other hand. We engaged Stanger, with approval from the Committee, to deliver its Reports to assist in the NAV calculation and Stanger received compensation for those efforts. In addition, we have agreed to indemnify Stanger against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Stanger was engaged by us in connection with the February 28, 2018 estimated per share NAVs for which Stanger was paid usual and customary fees. Stanger may from time to time in the future perform other services for us, so long as such other services do not adversely affect the independence of Stanger as certified in the applicable Appraisal Reports.
Although Stanger considered any comments received from us or the Advisor relating to their Reports, the final appraised values of our real estate properties were determined by Stanger for the Appraised Properties. The Reports are addressed solely to the Committee to assist it in calculating and recommending to the Board an estimated per share NAV of our common and capital stock. The Reports are not addressed to the public, may not be relied upon by any other person to establish an estimated per share NAV of our common and capital stock, and do not constitute a recommendation to any person to purchase or sell any shares of our common and capital stock.
The foregoing is a summary of the standard assumptions, qualifications, and limitations that generally apply to the Reports. The Reports, including the analysis, opinions, and conclusions set forth in such reports, are qualified by the assumptions, qualifications, and limitations set forth in the respective reports.
Real Estate Valuation
As described above, we engaged Stanger to provide an appraisal of the Appraised Properties consisting of three properties in our portfolio as of March 31, 2019. In preparing the Appraisal Report, Stanger, among other things:
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performed a site visit of each Appraised Property;

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interviewed our officers or the Advisor’s personnel to obtain information relating to the physical condition of each Appraised Property, including known environmental conditions, status of ongoing or planned property additions and reconfigurations, and other factors for such leased properties;

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reviewed historical operating statements, revenue per available room, average daily rate, occupancy for the subject properties and competing properties, current tax information and a review of tax comparable properties, where appropriate; and

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reviewed the acquisition criteria and parameters used by real estate investors for properties similar to the subject Properties, including a search of real estate data sources and publications concerning real estate buyer’s criteria, discussions with sources deemed appropriate, and a review of transaction data for properties similar to the Properties.

Stanger employed the Income Approach and Sales Comparison Approach, each described below, to estimate the value of the Appraised Properties. The Income Approach is based on the assumption that the value of a property is dependent upon the property’s ability to produce income. In the Income Approach, a direct capitalization analysis and a discounted cash flow (“DCF”) analysis was used to determine the value of the fee simple or leased fee estate, as applicable, in the Appraised Properties. The indicated value by the Income Approach represents the amount an investor may pay for the expectation of receiving the net cash flow from the property and the proceeds from the ultimate sale of the property.
The Sales Comparison Approach utilizes indices of value derived from actual or proposed sales of comparable properties to estimate the value of the subject Property. The appraiser analyzed such comparable sale data as was available to develop a market value conclusion for the subject Property.
Stanger prepared the Appraisal Reports, which summarize key inputs and assumptions, providing a value for each of the Appraised Properties using financial information provided by us and the Advisor. From such review, Stanger selected the appropriate terminal capitalization rate and discount rate in its DCF analysis, the appropriate direct capitalization rate in its direct capitalization analysis and the appropriate price per room in its sales comparison analysis.
As of March 31, 2019, we owned an interest in three real estate assets. The total aggregate purchase price to us of these properties at our respective ownership interest was approximately $46.1 million. In addition, through the Valuation Date, at our respective ownership interest, we had invested $0.6 million in capital improvements on these real estate assets since inception. As of the Valuation Date, the total value of the Appraised Properties at our respective ownership interest was approximately $49.9 million. This represents an approximately 7% increase in the total value of the real estate assets over the aggregate purchase price and aggregate improvements. The following summarizes the key assumptions that were used in the discounted cash flow and direct capitalization analysis to arrive at the appraised value of the Appraised Properties:
	Range		Weighted Average
Terminal Capitalization Rate	8.25%	9.50%	8.81%
Discount Rate	9.75%	11.00%	10.31%
Direct Capitalization Rate	7.75%	9.00%	8.31%
Income and Expense Growth	3.00%		3.00%

While we believe that Stanger’s assumptions and inputs are reasonable, a change in these assumptions and inputs would impact the calculation of the appraised value of the Appraised Properties. The table below illustrates the impact on the appraised values, before noncontrolling interest adjustments, if the terminal capitalization rates, discount rates and direct capitalization rates were adjusted by 25 basis points or 5.0%, assuming the value conclusion for each Appraised Property is based on the method being sensitized and all other factors remain unchanged:
	Estimated Impact to Appraised Values Due to:
	Increase 25 Basis Points	Decrease 25 Basis Points	Increase 5.0%	Decrease 5.0%
Terminal Capitalization Rate	($30,000)	$1,830,000	($690,000)	$2,570,000
Discount Rate	($300,000)	$2,070,000	($1,510,000)	$3,350,000
Direct Capitalization Rate	($2,120,000)	$2,190,000	($3,410,000)	$3,720,000

Loan Valuation
Values for our consolidated secured notes payable (the “Secured Notes Payable”) were estimated by Stanger using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated current market interest rates for notes payable with similar characteristics, including remaining loan term, loan-to-value ratios, debt-service-coverage ratios, prepayment terms, and collateral property attributes. The current market interest rate was generally determined based on market rates for available comparable debt. The estimated current market interest rates ranged from 4.7% to 5.1% for the Secured Notes Payable.
As of March 31, 2019, Stanger’s estimated fair value of our Secured Notes Payable was $39.3 million, before noncontrolling interest adjustments. The weighted-average discount rate applied to the future estimated debt payments of the Secured Notes Payable was approximately 4.9%.
While we believe that Stanger’s assumptions and inputs are reasonable, a change in these assumptions and inputs would impact the calculation of the estimated value of our Secured Notes Payable. The table below illustrates the impact on the estimated value of the Secured Notes Payable, before noncontrolling interest adjustments, if the market interest rate of the Secured Notes Payable were adjusted by 25 basis points or 5.0%, and assuming all other factors remain unchanged:
Estimated Impact to Fair Market Value of the Company’s Secured Notes due to:
Decrease 25 Basis Points	Increase 25 Basis Points	Decrease 5.0%	Increase 5.0%
$280,300	$362,200	$268,000	$351,400
Cash, Other Assets, Other Liabilities and Credit Facility
The fair value of our cash, other assets and other liabilities were estimated by the Advisor to approximate carrying value as of the Valuation Date.
The carrying value of a majority of our other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as intangible assets and liabilities and deferred financing costs, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments.
Different parties using different assumptions and estimates could derive a different estimated per share NAVs, and these differences could be significant. The value of our shares will fluctuate over time in response to developments related to individual assets in our portfolio and the management of those assets and in response to the real estate and finance markets.
K Share Hurdle
The Estimated Per Share NAVs were calculated inclusive of the K Share Hurdle to each share class, net of any distributions made, from inception of the Company through the Valuation Date.
The Board’s Determination of the Estimated Per Share NAVs
Based upon a review of the Reports provided by Stanger, upon the recommendation of the Committee, the Board estimated the per share NAV for (i) the K-I Shares to be $10.00; (ii) the K Shares to be $10.00; (iii) the K-T Shares to be $10.00; (iv) the A Shares to be $3.97; and (v) the B Shares to be $0.00.
Limitations of Estimated Per Share NAVs
The various factors considered by the Board in determining the Estimated Per Share NAVs were based on a number of assumptions and estimates that may not be accurate or complete. As disclosed above, we are providing the Estimated Per Share NAVs to assist broker-dealers that participate, or participated, in our public offering in meeting their customer account statement reporting obligations. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive different estimated per share NAVs. The Estimated Per Share NAVs are not audited and do not represent the fair value of our assets or liabilities according to GAAP.

Accordingly, with respect to the Estimated Per Share NAVs, we can give no assurance that:
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a stockholder would be able to resell his or her K-I Shares, K Shares and K-T Shares at the K Share Estimated Per Share NAV;

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a stockholder would ultimately realize distributions per share equal to our Estimated Per Share NAV upon liquidation of our assets and settlement of its liabilities or a sale of the Company;

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our K-I Shares, K Shares and K-T Shares would trade at the K Share Estimated Per Share NAV on a national securities exchange;

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a different independent third-party appraiser or other third-party valuation firm would agree with the our Estimated Per Share NAVs; or

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the Estimated Per Share NAVs, or the methodology used to estimate our Estimated Per Share NAVs, will be found by any regulatory authority to comply with ERISA, the Internal Revenue Code of 1986, as amended or other regulatory requirements.

Similarly, the amount a stockholder may receive upon repurchase of his or her shares, if he or she participates in our share repurchase program, may be greater than or less than the amount a stockholder paid for the shares, regardless of any increase in the underlying value of any assets owned by us.
The Estimated Per Share NAVs are based on the estimated value of our assets less the estimated value of the our liabilities divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of March 31, 2019.
Further, the value of our shares will fluctuate over time as a result of, among other things, developments related to individual assets and responses to the real estate and capital markets. The Estimated Per Share NAVs do not reflect a discount for the fact that we are externally managed, nor do they reflect a real estate portfolio premium/discount versus the sum of the individual property values. The Estimated Per Share NAVs also do not take into account estimated disposition costs and fees for real estate properties that are not held for sale. The Company currently expects to utilize an independent valuation firm to update the Estimated Per Share NAVs in the first half of 2020, in accordance with IPA Valuation Guidelines, but is not required to update the Estimated Per Share NAVs more frequently than annually.
Risk Factors
The following risk factor supersedes and replaces in its entirety the first risk factor contained in the “Risk Factors — Risks Related to this Offering” section on page 66 of the prospectus:
The estimated NAVs per K-I Share, K Share, K-T Share, A Share, and B Share are estimates as of a given point in time and likely will not represent the amount of net proceeds that would result if we were liquidated or dissolved or completed a merger or other sale of the company.
The Estimated Per Share NAVs and any subsequent values are likely to differ from the price at which a stockholder could resell such shares because: (1) there is no public trading market for our shares at this time; (2) the prices do not reflect, and will not reflect, the fair value of our assets as we acquire them, nor do they represent the amount of net proceeds that would result from an immediate liquidation of our assets or sale of the Company, because the amount of proceeds available for investment from this offering is net of acquisition fees and expenses; (3) the Estimated Per Share NAVs do not take into account how market fluctuations affect the value of our investments, including how the current conditions in the financial and real estate markets may affect the value of our investments; (4) the Estimated Per Share NAVs do not take into account how developments related to individual assets may increase or decrease the value of our portfolio; and (5) the Estimated Per Share NAVs do not take into account any premiums to value that may be achieved in a liquidation or sale of our assets. Further, the value of our shares will fluctuate over time as a result of, among other things, developments related to individual assets we may acquire and responses to the real estate and capital markets. The Estimated Per Share NAVs do not reflect a discount for the fact that we are externally managed. There are currently no SEC, federal and state rules that establish requirements specifying the methodology to employ in determining an estimated NAV per share; provided, however, that pursuant to FINRA rules, the determination of the estimated NAV per share must be conducted by, or with the material assistance or confirmation of, a third-party valuation expert and must be derived from a methodology that conforms to standard industry practice. Subsequent estimates of our estimated NAV or NAVs per share will be done at least annually. Our Estimated Per Share NAVs are estimates as of a given point in time and likely do not represent the amount of net proceeds that would result from an immediate sale of our assets.
The following risk factor supersedes and replaces in its entirety the second risk factor contained in the “Risk Factors — Risks Related to this Offering” section on page 66 of the prospectus:
Our Estimated Per Share NAVs are based upon a number of estimates, assumptions, judgments and opinions that may not be, or may later prove not to be, accurate or complete, which could make the estimated valuations incorrect. As a result, our Estimated Per Share NAVs may not reflect the amount that you might receive for your shares in a market transaction, and the purchase price you pay may be higher than the value of our assets per share of common stock at the time of your purchase.
Currently, there are no SEC, federal or state rules that establish requirements specifying the methodology to employ in determining an estimated NAV per share. The audit committee of our board of directors, pursuant to authority delegated by our board of directors, is responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine our Estimated Per Share NAVs, the consistency of the valuation methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations. Pursuant to the prior approval of the audit committee of our board of directors, which is solely comprised of our independent directors, in accordance with the valuation policies previously adopted by our board of directors, we engaged Robert A. Stanger & Co., Inc., or Stanger, an independent third-party valuation firm, to assist with determining the Estimated Per Share NAVs. Our Estimated Per Share NAVs were determined after consultation with our advisor and Stanger. Stanger prepared appraisal reports (collectively, the “Appraisal Reports”) that summarized key information and assumptions and provided an appraised value for each of the three properties (collectively, the “Appraised Properties”) in our portfolio as of March 31, 2019. Stanger also prepared a NAV report (the “NAV Report”) that estimated the NAV per share of each of our K-I Shares, K Shares, K-T Shares, A Shares, and B Shares. The NAV Report relied upon: (i) the Appraisal Reports for the Appraised Properties; (ii) Stanger’s estimate of our secured notes payable; (iii) the K Share Hurdle to each share class as of March 31, 2019; and (iv) the Advisor’s estimate of the value of our other assets and liabilities, to calculate each of the Estimated Per Share NAVs of our common and capital stock, and such other reviews as deemed necessary by Stanger. The valuation was based upon the estimated value of our assets less the estimated value of our liabilities divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of the NAV pricing date, and was performed in accordance with the IPA Valuation Guidelines. The estimated NAVs per share were determined by our board of directors. Subsequent estimates of our Estimated Per Share NAVs will be prepared at least annually. Our Estimated Per Share NAVs are estimates as of a given point in time and likely do not represent the amount of net proceeds that would result from an immediate sale of our assets. The Estimated Per Share NAVs are not intended to be related to any values at which individual assets may be carried on financial statements under applicable accounting standards. We do not intend to release any of the data supporting the Estimated Per Share NAVs.
The following risk factor supersedes and replaces in its entirety the third risk factor contained in the “Risk Factors — Risks Related to this Offering” section on page 67 of the prospectus:
It may be difficult to accurately reflect material events that may impact our Estimated Per Share NAVs between valuations, and accordingly we may be selling and repurchasing shares at too high or too low a price.
Our independent third-party valuation expert will calculate estimates of the market value of our principal real estate and real estate-related assets that we acquire, and our board of directors will determine the net value of such real estate and real estate-related assets and liabilities taking into consideration such estimates provided by the independent third-party valuation expert. Our board of directors is ultimately responsible for determining the Estimated Per Share NAVs. Since our board of directors will determine our Estimated Per Share NAVs at least annually, there may be changes in the value of our properties that are not fully reflected in the most recent Estimated Per Share NAVs. As a result, the published Estimated Per

Share NAVs may not fully reflect changes in value that may have occurred since the prior valuation. Furthermore, our advisor will monitor our portfolio, but it may be difficult to reflect changing market conditions or material events that may impact the value of our portfolio between valuations, or to obtain timely or complete information regarding any such events. Therefore, the Estimated Per Share NAVs published before the announcement of an extraordinary event may differ significantly from our actual Estimated Per Share NAVs until such time as sufficient information is available and analyzed, the financial impact is fully evaluated, and the appropriate adjustment is made to our Estimated Per Share NAVs, as determined by our board of directors. Any resulting disparity may be to the detriment of a purchaser of our shares or a stockholder selling shares pursuant to our share repurchase program.
Terms of the Offering
The following information supersedes and replaces the first sentence of the second paragraph in the section captioned “Prospectus Summary — Terms of the Offering” on page 30 of our prospectus:
We will offer K-I Shares, K Shares and K-T Shares in our primary offering until the earlier of August 14, 2020, which is two years from the SEC effective date of this registration statement, or the date we sell $550,000,000 in shares, unless we elect to extend it to a date no later than February 10, 2022, which is 180 days following the third anniversary of the effective date of the offering.
Revised Form of Subscription Agreement
A revised form of our subscription agreement is attached as Appendix C and supersedes and replaces Appendix C in the prospectus.

PROC HOTEL REIT

877.227.4141
www.PROCHotelREIT.com

Subscription Agreement Electronic Consent

Clarity of text in this document may be affected by the screen on which it is displayed.

Electronic Signature (Optional)

☐ By checking this box, I elect to execute any offering documents, subscription package and other documents (documents) electronically and I understand that should I execute the documents, my electronic signature, whether digital or encrypted, included in the documents is intended to authenticate the documents and to have the same force and effect as a manual signature. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by an investor with the investor's intent to sign such record.

☐ I acknowledge that my consent to the execute any documents electronically may be updated or cancelled at any time by calling S2K Financial LLC at 877.227.4141 from 9:00 am to 5:00 pm EST Monday-Friday.

Name

Date

Name of Joint Investor

Date

PROC
HOTEL REIT

877.227.4141
www.PROCHotelREIT.com

Subscription Agreement Instructions to Investors

Please carefully read the Prospectus of Procaccianti Hotel REIT, Inc. (the "Company"), as supplemented to date, before deciding to subscribe in shares of common stock, par value of $0.01 per share, of the Company (the "Shares"). Any person(s) desiring to subscribe should complete, execute and deliver the Subscription Agreement and payment in accordance with the instructions set forth below. Please print in ballpoint pen or type the information. **The sponsors or person designated by the sponsors will send each stockholder a confirmation of his or her purchase after they have been admitted as a stockholder.**

1. Investment	A minimum investment of $4,000.00 is required. A check for the full purchase price of the shares subscribed for should be made payable to "Procaccianti Hotel REIT, Inc." or "PROC". Shares may be purchased only by persons meeting standards set forth under the Section of the Prospectus entitled "Investor Suitability Standards." Please indicate the state in which the sale was made. If this is an initial investment, please check the box indicating it as such. Otherwise, please check the "Additional Purchase" box. The "Additional Purchase" box must be checked in order for this subscription to be combined with another subscription for purposes of a volume discount. A completed Subscription Agreement is required for each initial investment.
2. Share Class Selection	Please consult with your financial representative and check the appropriate box to indicate the class of Shares you intend to purchase.
3. Form of Ownership	Please check the appropriate box to indicate the type of entity or type of individuals subscribing. • Corporation: An authorized officer must sign. Articles of incorporation must be provided. • Partnership: Identify whether the entity is a general or limited partnership. Each general partner must be identified and must sign. In the case of an investment by a general partnership, all partners must sign. Title and signature pages of the partnership agreement must be provided. • Estate: The personal representative must sign and letters of testamentary or letters of administration or a small estate affidavit must be provided. • Pension Plan, 401K, PSP and Trust: Each trustee must sign. For a trust, please provide the title and signature pages of the trust or a trust certification form. • Individual Owner: Owner must sign. • Joint Tenant With Rights of Survivorship: Each joint tenant must sign. • Community Property: All parties must sign. • IRAs and KEOGHs: The owner and officer (or other authorized signer) of the custodian of the account must sign. The address of the custodian must be provided to receive checks and other pertinent information regarding the investment. • Tenants in Common and Tenants by Entirety: Each tenant must sign. • Uniform Gift To Minors Act (UGMA) or Uniform Transfers To Minors Act (UTMA): The person named as the custodian of the account must sign. (This may or may not be the minor's parent.) Only one child is permitted in each investment under UGMA or UTMA. In addition, designate the state under which the UGMA or UTMA has been formed.

4. Investor Registration Information	Please enter the exact name in which the Shares are to be held. For joint tenants with a right of survivorship, tenants-in-common or tenants-by-entirety, include the names of both investors. In the case of partnerships or corporations, include the name of an authorized officer. Trusts should include the name of each trustee. All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 8, the investor(s) is/are certifying that the taxpayer or social security number(s) is/are correct. Enter the residential address, mailing address, if applicable, and telephone number(s) of the registered owner(s) of this investment. In the case of a qualified plan or trust, this will be the address of the trustee.
5. Distribution Information	Complete this section to enroll in the Distribution Reinvestment Plan (DRP), to elect to receive distributions by direct deposit and/or to elect to receive distributions by check. If you elect direct deposit, you must attach a voided check with this completed Subscription Agreement. You can choose to have all or a portion of your distributions reinvested through the DRP. You must indicate the percentage of each distribution to be applied to each option selected and the sum of DRP and cash allocations must equal 100%. (If you do not complete this section, cash distributions will be paid to the custodian for custodial accounts or the registered owner at the address in Section 4 for non-custodial accounts.)
6. Go Paperless	Please indicate if you authorize the Company to provide its reports and updates to you by making such information available on its website, www.PROCHotelREIT.com and notifying you via the e-mail address listed here or in Section 4 when such reports are available. I understand that I may receive paper documents at any time by visiting www.PROCHotelREIT.com and clicking on Investor Login to login to my account to change my selections.
7. Designation of Representative (Texas Residents Only)	OPTIONAL: Please complete the Designation of Representative for Notice Request form available on www.PROCHotelREIT.com to designate a representative to receive notices for your account(s) and attach to your completed subscription agreement.
8. Subscriber Signatures	Please separately initial each representation made by the investor where indicated. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney (POA) to make such representations on such investor's behalf. An Attorney-in-Fact signing on behalf of the investor pursuant to a POA represents by their signature that they are acting as a fiduciary for the investor. Please complete this section so that the Company and your broker-dealer can assess whether your subscription is suitable given your financial condition. **Each investor agrees that, if he or she does not meet the minimum income and net worth standards, he or she will notify in writing the Company and the broker-dealer named in the Subscription Agreement.**
9. Broker-Dealer/Registered Representative/Registered Investment Advisor Information	This section is to be completed by the registered representative or registered investment advisor AND the broker-dealer.
10. Payment Instructions	Payment may be made by check or wire transfer. The signed Subscription Agreement, which has been delivered with the Prospectus, together with a check for the full purchase price, should be delivered or mailed to your broker-dealer or authorized principal for their signature. Completed Subscription Agreement and payment can then be delivered to the address in Section 10.

Notice to Stockholders: The Shares of common stock of the Company are subject to restrictions on transfer and ownership for the purpose, among others, of the Company's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. In addition, the Company has the authority to issue Shares of additional classes of stock. Upon the request of any stockholder, and without charge, the Company will furnish a full statement of the information required by Section 2-211 of the Maryland General Corporation Law with respect to: (i) certain restrictions on ownership and transferability; and (ii) the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the Shares of each class of stock which the Company has authority to issue, the differences in the relative rights and preferences between the Shares of each series to the extent set, and the authority of the Board of Directors to set such rights and preferences of subsequent series. Such requests must be made to the Secretary of the Company at its principal office.

PROC-INST_08.2018

PROC HOTEL REIT

877.227.4141
www.PROCHotelREIT.com

Subscription Agreement

1. Investment Make checks payable to Procaccianti Hotel REIT, Inc.

☐☐ State of Sale

$ ______ Investment Amount

☐ Initial Investment (minimum is $4,000)

☐ Additional Purchase ______ Existing Account Number (minimum is $100)

2. Share Class Selection (required)

☐ Class K Share | Fund Number **8061**

☐ Volume Discount Purchase (only applied to Class K purchases, minimum is $500,000).

☐ Check this box if investor is purchasing through an RIA or participating in a wrap account or fee-only account approved by the broker-dealer, RIA or bank acting as a trustee, fiduciary, or similar entity, or an employee of a broker-dealer (including spouse, parent or minor child of employee).

☐ Class K–T Share | Fund Number **8065**

☐ Class K–I Share | Fund Number **8066**

3. Form of Ownership (select only one)

☐ Corporation[1] ☐ Partnership[2] ☐ Estate[3] ☐ Pension Plan ☐ KEOGH Plan

☐ 401K ☐ PSP ☐ Trust:[4] date______ ☐ Other: please specify______

Name of Trust/Corporation/Plan/Other

SSN or TIN of Trust/Corporation/Plan/Other

☐ **Procaccianti Hotel REIT, Inc. Affiliate.** Subject to review by Procaccianti Hotel REIT, Inc.

Required documentation: 1) Articles of incorporation. 2) Title and signature pages of the partnership agreement. 3) Letters of testamentary or letters of administration or a small estate affidavit. 4) Title and signature pages of the trust or a trust certification form.

☐ Individual ☐ Individual TOD[5] ☐ Joint Tenant (with rights of survivorship) ☐ Joint Tenant TOD[5] (with rights of survivorship) ☐ Community Property

☐ Traditional IRA ☐ SEP IRA ☐ Simple IRA ☐ Beneficiary IRA[6] ☐ Roth IRA

☐ Tenants in Common ☐ Tenants by Entirety ☐ UGMA: state of______ ☐ UTMA: state of______

5) Fill out Transfer on Death form to effect designation. Transfer on Death form available on www.PROCHotelREIT.com.
6) Please include deceased person's name, SSN, date of birth and date of death in Section 4 under Co-Investor/Co-Trustee.

Custodian[7] or Third Party Administrator Information[8] (if applicable)

Name of Custodian/Third Party Administrator

Mailing Address

City

State

Zip Code

Custodian/Third Party Administrator Telephone Number

Custodian TIN

Custodian Account Number

7) The Custodian must sign and provide a Medallion Signature Guarantee in Section 8.
8) The Third Party Administrator will be set up as an Interested Party and will receive copies of Trade Confirmations and Statements.

4. Investor Registration Information

Investor/Trustee/Authorized Signer

SSN/TIN

DOB (mm/dd/yy)

U.S. Citizen

Resident Alien

Non-Resident Alien*

Country of Citizenship

Co-Investor/Co-Trustee/Co-Authorized Signer

SSN/TIN

DOB (mm/dd/yy)

DOD (mm/dd/yy for Beneficiary IRA)

U.S. Citizen

Resident Alien

Non-Resident Alien*

Country of Citizenship

Residential Address (no P.O. Boxes)

City

State

Zip Code

Mailing Address (if different from above)

City

State

Zip Code

Daytime Telephone

Evening Telephone

E-mail

*If Non-Resident Alien, investor(s) must submit the appropriate W-8 form (W-8BEN, W-8ECI, W-8EXP or W-8IMY) in order to make an investment.

5. Distribution Information

Distribution Reinvestment Plan (DRP)* %

*In the event that the DRP is not offered for a distribution, your distribution will be sent by check to the address in Section 4 or your Custodian for deposit in your Custodial account cited in Section 3.

Cash Distribution (Choose One Only)

Cash: Send check to my Custodian in Section 3. (custodian accounts only) %

Cash: Send check to the address in Section 4. (non-custodian accounts only) %

Cash: Send check to a third party - **fill out information to the right.** (non-custodian accounts only) %

Cash: Direct Deposit via ACH - **fill out information to the right.** (non-custodian accounts only) %

Total of DRP and Cash **100%**

Fill out information below If you checked **Cash: Send check to a third party or Cash: Direct Deposit via ACH.**

Financial Institution/Third Party

Address

City

State

Zip Code

ABA Routing Number (Direct Deposit via ACH only)

Account Number

Checking (attach a voided, pre-printed check or deposit slip)

Savings

Brokerage/Other (send check to a third party only)

6. Go Paperless

Signature of Investor/Trustee/Authorized Signer

Date

E-mail

In lieu of receiving documents*, I authorize Procaccianti Hotel REIT, Inc. (PROC) to make available on its website, www.PROCHotelREIT.com: **quarterly investor statements, annual reports, proxy statements** or other documents required to be delivered to me, as well as any **investment or marketing updates** and to notify me via the e-mail address listed here or in Section 4 when such reports are available. I understand that I may receive paper documents by visiting www.PROCHotelREIT.com and clicking on Investor Login to login to my account to change my selections.

*E-delivery does not include New Account Statements or Trade Confirmations.

7. Texas Residents Only - Designation of Representative for Notice Request (Form 98-1036) (Optional)

Texas Property Code, Title 6, Section 74.1011 requires businesses, financial institutions and other holders of unclaimed property to mail a written notice to the last known address of known owners of property to inform them that, due to inactivity, their accounts may be delivered to the Texas Comptroller. Effective Sept. 1, 2017, Texas Property Code, Title 6, sections 72.1021 and 73.103 allow the owners of financial accounts, mutual funds or contents of a safe deposit box to designate representatives for their accounts, for the purpose of receiving the notice required in Section 74.1011. The owner of the account(s) may, but is not required to, designate the name and a mailing or email address of a representative of the owner only for the purpose of receiving the notice required in Section 74.1011. To designate a representative to receive notices for your account(s), please complete the Designation of Representative for Notice Request form.

8. Subscriber Signatures

Please initial each of the representations below. In the case of joint investors or fiduciaries, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person a power of attorney (POA) to make such representations on your behalf. An Attorney-in-Fact signing on behalf of the investor pursuant to a POA represents by their signature that they are acting as a fiduciary for the investor. In order to induce PROC to accept this subscription, I hereby warrant that:

	INVESTOR INITIALS	CO-INVESTOR INITIALS	ALL REPRESENTATIONS (A-E) MUST BE INITIALED
a.			a. I received a final prospectus of PROC, wherein the terms and conditions of the offering are described, 5 business days in advance of the date hereof.
b.			b. I certify that , in addition to any applicable state suitability standard below, I have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a minimum net worth (as previously described) of at least $70,000 AND a minimum of $70,000 annual gross income.
c.			c. I am purchasing Shares for my own account and acknowledge that the investment is not liquid.
d.			d. I declare that the information supplied is true and correct and may be relied upon by PROC.
e.			e. I acknowledge that I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures as well as payment of the full purchase price of the Shares.

	INVESTOR INITIALS	CO-INVESTOR INITIALS	STATE WHERE YOU RESIDE REPRESENTATION MUST BE INITIALED
f.			f. If I am an **Alabama** resident, in addition to the general suitability standards above, Alabama investors may not invest more than 10% of their liquid net worth in us or our affiliates.
g.			g. If I am an **Arkansas** resident, I confirm that the selection made in Section 5 concerning Distribution Information has been reviewed and acknowledged.
h.			h. If I am a **California** resident, my investment in PROC may not exceed 10% of my net worth
i.			i. If I am an **Idaho** resident, I have either (a) a liquid net worth of at least $85,000 and an annual gross income of not less than $85,000, or (b) a liquid net worth of at least $300,000. In addition, my aggregate investment in PROC, its affiliates, and similar direct participation programs may not exceed 10% of my liquid net worth.
j.			j. If I am a **Kansas** resident, I understand that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their aggregate investment in PROC and other non-traded real estate investment trusts to not more than 10% of such investor's liquid net worth.
k.			k. If I am a **Kentucky** resident, my investment in PROC and its affiliated non-publicly traded real estate investment trusts may not exceed 10% of my liquid net worth.
l.			l. If I am a **Maine** resident, I understand that it is recommended by the Maine Office of Securities that my aggregate investment in this offering and other similar direct participation investments not exceed 10% of my liquid net worth.
m.			m. If I am a **Massachusetts** resident, my investment in PROC and in other illiquid direct participation programs may not exceed 10% of my liquid net worth.
n.			n. If I am a **Missouri** resident, my investment in PROC may not exceed 10% of my liquid net worth.
o.			o. If I am a **Nebraska** resident, my investment in PROC and other non-traded real estate investment trusts to not more than 10% of my net worth. However, Nebraska residents who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing investment concentration limit.
p.			p. If I am a **New Jersey** resident, I have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. In addition, my investment in PROC, and its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of my net worth.
q.			q. If I am a **New Mexico** resident, I must limit my aggregate investment in PROC, its affiliates and other non-traded real estate investment trusts to 10% of my liquid net worth.
r.			r. If I am a **North Dakota** resident, in addition to the stated net income and net worth standards above, I have a net worth of at least ten times my investment in PROC.
s.			s. If I am an **Ohio** resident, my investment in PROC, its affiliates and other non-traded real estate investment trusts may not exceed 10% of my liquid net worth.
t.			t. If I am an **Oregon** resident, my investment in PROC and in other illiquid direct participation programs may not exceed 10% of my liquid net worth.
u.			u. If I am a **Pennsylvania** resident, my investment in PROC may not exceed 10% of my net worth.
v.			v. Ilf I am a **Puerto Rico** resident, my investment in PROC, its affiliates and other non-traded real estate investment trusts may not exceed 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.
w.			w. If I am a **Tennessee** resident, my investment in PROC may not exceed 10% of my net worth.
x.			x. If I am a **Vermont** resident, (a) I am an accredited investor, as defined in 17 C.F.R. § 230.501 or (b) I am a non-accredited investor and my investment in the PROC offering does not exceed 10% of my liquid net worth.

Net worth should be calculated exclusive of homes, furnishings and automobiles. Liquid net worth is defined as that portion of net worth (total assets exclusive of homes, furnishings and automobiles minus total liabilities) which consists of cash, cash equivalents and readily marketable securities.

Taxpayer Identification Number Certification (required):

Each investor signing below, under penalties of perjury, certifies that: (1) The number shown in the Investor Social Security Number(s)/Taxpayer Identification Number field in Section 4 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, (3) I am a U.S. person (including a resident alien) and (4) I am exempt from FATCA reporting. **NOTE: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.**

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor/Trustee/Authorized Signer

Date

Signature of Co-Investor/Co-Trustee/ Co-Authorized Signer/Custodian

Date

When signing as a custodian, a Medallion Signature Guarantee is required.

Medallion Signature Guarantee

9. Broker-Dealer/Registered Representative/Registered Investment Advisor Information (All fields must be complete)

The Registered Representative (RR) or Registered Investment Advisor (RIA) must sign below to complete the order. An authorized principal of the broker-dealer or RIA firm must sign below if required by such broker-dealer or RIA firm. The RR or RIA and BD hereby warrants that it is duly licensed and may lawfully sell Shares in the state designated as the investor's legal residence, or the state in which the sale was made, if different.

Broker-Dealer/RIA Firm

Registered Representative/RIA

Registered Representative #/Branch #

Mailing Address

City

State

Zip Code

E-mail

Telephone

Facsimile

The undersigned confirm that they (i) have reasonable grounds to believe that the information and representations concerning the investors identified herein are true, correct and complete in all respects; (ii) have discussed such investor's prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for its own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned attest that the RR/RIA and the Broker-Dealer/RIA Firm are subject to the USA PATRIOT Act. In accordance with Section 326 of the Act, the RR/RIA and the Broker-Dealer/RIA Firm have performed a Know Your Customer review of each investor who has signed this Subscription Agreement in accordance with the requirements of the Customer Identification Program. The undersigned registered representative further represents and certifies in connection with this subscription for shares, that he or she has complied with and has followed all of his or her firm's current policies and procedures for obtaining principal approval. I understand this subscription agreement is for Procaccianti Hotel REIT, Inc.

RIAs must complete the following:

☐ **Check only if** investment is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the investor includes a fixed or "wrap" fee feature for advisory and related brokerage services. If an owner or any member of the RIA firm is a FINRA-licensed Registered Representative affiliated with a broker-dealer, the transaction should be conducted through that broker-dealer, not through the RIA.

Registered Representatives must complete the following:

I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed.

State

Signature of Registered Representative/RIA

Signature of Broker-Dealer or RIA Firm/Authorized Principal
(if required by Broker-Dealer)

Date

Date

10. Payment Instructions

By mail - Checks should be made payable to **Procaccianti Hotel REIT, Inc.** Forward the Subscription Agreement and payment to:

Regular mail
Procaccianti Companies, Inc.
c/o DST Systems, Inc.
P.O. Box 219959
Kansas City, MO 64121-9959

Express/Overnight delivery
Procaccianti Companies, Inc.
c/o DST Systems, Inc.
430 West 7th Street, Suite 219959
Kansas City, MO 64105-1407

Subscription Agreements that do not require a Medallion Signature Guarantee (non-custodial accounts) may be faxed or emailed directly to:
844-616-8641
phrprocessing@dstsystems.com

Wire transfers - Please include investor's name and Procaccianti Hotel REIT, Inc. in the reference field.

UMB Bank, N.A.
ABA Routing Number - 101000695
Account Number - 9872233034
FAO - Procaccianti Companies, Inc.

PROC-SUBDOC_11.2018